Exhibit 99.1

Peraso Regains Compliance with Nasdaq Minimum Bid Price Requirement

SAN JOSE, Calif., Jan. 19, 2024 – Peraso Inc. (NASDAQ: PRSO) (“Peraso” or the “Company”), a leader in mmWave technology, today announced that it has received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the Nasdaq Capital Market's minimum bid price continued listing requirement. The letter noted that, as of January 17, 2024, the Company evidenced a closing bid price of its common stock in excess of the $1.00 minimum requirement for the last 10 consecutive trading days. Accordingly, the Company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) and Nasdaq considers the matter closed.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, antenna modules, software and IP. Peraso supports a variety of applications, including fixed wireless access, immersive video and factory automation. In addition, Peraso’s solutions for data and telecom networks focus on Accelerating Data Intelligence and Multi-Access Edge Computing, providing end-to-end solutions from the edge to the centralized core and into the cloud. For additional information, please visit www.perasoinc.com.

Company Contact:

Jim Sullivan, CFO

Peraso Inc.

P: 408-418-7500

E: jsullivan@perasoinc.com

Investor Relations Contacts:

Shelton Group

Brett L. Perry | Leanne K. Sievers

P: 214-272-0070| 949-224-3874

E: sheltonir@sheltongroup.com